Exhibit (c)(4)

Exhibit (c)(4)

UBS Investment Bank

Discussion Materials

September 8, 2009

Project Veritas

DRAFT

Privileged and Confidential

Prepared at the Request of Counsel

UBS Investment Bank

DRAFT Privileged and Confidential Prepared at the Request of Counsel 1 Sol Take-Private—Key Considerations

Regulatory

? Launch of public tender may have impact on FCC process

? Ideally launch/take action following FCC change of control approval

? Special Committee and management support may improve FCC timing

Funding Requirements

? Current assumption that Hortus will fund Sol take private without participation from major voting shareholders or BCE– potential to pay down funding using pro forma cash on hand

Sol Special Committee Issues

? Historical expectation that Special Committee and advisors would be unrealistic in price expectations

? Replacement of Sol board possible, but not optimal from the perspective of the Delaware standard of review if the transaction is challenged

? Recommendation from Special Committee may enhance ability to obtain desired 90% in tender offer

Hortus Open Market Purchase of Sol Shares

? Limited trading volume in Sol stock

? No strategic advantage to increasing stake in an incremental way

? Potential 13e-3 and 13D disclosure issues

Management Cooperation

? Management could potentially cause issues with the transaction

? The Master Contribution and Support agreement restricts management from converting BCE non-voting stock and triggering issuance of Sol shares to Ignis under Shared Services Agreement

Transaction Certainty

? If executed without support of Special Committee through a “Pure Resources” public tender, 90% shareholder acceptance threshold for certainty

? If executed with support of Special Committee through a merger, lower threshold for certainty– 50.1% vote if no “Majority of Minority” provision included (i.e. 100% certainty given Hortus ownership)

– 88% if “Majority of Minority” provision included

UBS Investment Bank

DRAFT Privileged and Confidential Prepared at the Request of Counsel 2 Sol Take-Private – Alternatives Comparison Summary

Approaching the Special Committee to attempt reach agreement may have advantages over the “Pure Resources” alternative, but risks making a subsequent “Pure Resources” tender subject to “Entire Fairness” standard of review Transaction Certainty Threshold Regulatory Issues Special Committee Cooperation Management Cooperation Delaware Standard of Review Timing Agreement with Special Committee ?? ?? ? ? ? ?– “Pure Resources” Tender Offer ? ? ? ? ?1 ? Key: ?: Achieves objective ?: Does not achieve objective ??: Ability to achieve objective more enhanced ?–: Ability to achieve objective less enhanced

Notes:

1 Assuming no prior approach to Special Committee. If pursued subsequent to Special Committee approach, may not achieve objective.

UBS Investment Bank

DRAFT Privileged and Confidential Prepared at the Request of Counsel 3 Sol Take-Private—Recommended Steps

Privately approach major third party shareholders to gain support for a sale at small premium to market

? Deliver strong message that alternatives are to accept offer or wait until Sol debt becomes cash pay next year

? Individual shareholders may perceive opportunity for “hold-up” value– communication needs to be well coordinated

1b

Launch public tender offer to acquire 100% of outstanding shares

? To be followed by short or long form merger if negotiated with Special Committee or short form merger if “Pure Resources” method pursued

? Potential to launch tender prior to regulatory approval

? Potentially approach BCE prior to launch

2

Squeeze-out minority shareholders if 90% of voting shares are acquired in tender offer

? If negotiated with Special Committee and “Majority of Minority” required, pursue long form merger if only 88% acquired (50% requirement if no “Majority of Minority”)

3

As appropriate, engage in further dialogue/negotiate with Special Committee/advisors and attempt to obtain recommendation for transaction

? Determine price expectations and expected timing for response

? Special Committee view on requirement for “Majority of the Minority” provision

? May make a subsequent “Pure Resources” tender offer subject to “Entire Fairness” standard

1a

Finalize short or long form merger

? Regulatory approvals prior to completion of transaction (assuming tender conditional on regulatory approval)

? Potential to pay down funding from Sol balance sheet cash immediately after transaction closing– depending on operating cash requirements

4

Based on outcome of exploratory conversation with Special Committee and management, determine the order and timing of steps 1a and 1b

UBS Investment Bank

DRAFT Privileged and Confidential Prepared at the Request of Counsel 4 Sol Take-Private – Mechanics and Timing

Notes:

1 Excluding time to approach and negotiate with Special Committee and/or Sol key shareholders

File 14(c) Information Statement

Negotiate with the Special Committee

Majority of the Minority

Short Form Merger

Long Form Merger

2–3 Months

5 Weeks

3–4 Months

Acquisition Completed

Acquisition Completed

Acquisition Completed

?90%

(but more than 87.7%)

<90%

NO Majority of the Minority

Filing of Articles of Merger

Filing of Articles of Merger

>87.7% Vote

of All Shareholders

Timing Post

Agreement / Launch1

Tender Offer

“Pure Resources” Tender Offer

Short Form Merger

Extend Tender Offer/ Increase Price

5 Weeks

5 weeks – ?

Acquisition Completed

Acquisition Completed

?90%

<90%

>90% Vote

of All Shareholders

Filing of Articles of Merger

>50% Vote

of All Shareholders

UBS Investment Bank

APPENDIX A

Additional Materials

DRAFT

Privileged and Confidential
Prepared at the Request of Counsel

Sol Pro Forma Ownership

Hortus control of 75% of Sol post exercise of its "in the money" warrants and conversion of its non-voting to voting shares

	Non-Voting	Voting		Non-Voting to Voting Conversion Adjustments		Total Voting With Conversion		Total Economic Shares	
	Shares	Shares	(%)	Shares	(%)	Shares	(%)	Shares	(%)[1]
Hortus Share Ownership	29,946,362	23,452,480	48.0%	9,365,422	1.6%	32,817,902	49.6%	53,398,842	38.8%
Shares Held in Escrow									
Apollo		442,825	0.9%			442,825	0.7%		
Wells Fargo	7,906,737	1,634,708	3.3%			9,541,445	14.4%		
Total Common Stock	7,906,737	2,077,533	4.3%		10.8%	9,984,270	15.1%	9,984,270	7.3%
Total Common Stock Control	**37,853,099**	**25,530,013**	**52.2%**	**9,365,422**	**12.5%**	**42,802,172**	**64.7%**	**63,383,112**	**46.1%**
Warrants[2,3]									
Total Warrants		28,750,000	37.0%			28,750,000	30.3%	28,750,000	20.9%
Total Control (Including Warrants)	**37,853,099**	**54,280,013**	**69.9%**			**71,552,172**	**75.4%**	**92,133,112**	**67.0%**
Other Shareholders	22,105,400	23,335,440	30.1%			23,335,440	24.6%	45,440,840	33.0%
Fully Diluted Shares Outstanding	**59,958,499**	**77,615,453**	**100.0%**			**94,887,612**	**100.0%**	**137,573,952**	**100.0%**

Source: Sol management presentation

Notes:

1 Represents ownership of fully diluted shares outstanding

2 The warrants may be exercised for voting or non-voting shares

3 Exclusive of ten-year warrants to purchase 9.1 million shares of the Company's common stock, with an exercise price of $10 per share

Potential further dilution from existing agreements

UBS Investment Bank

6

DRAFT

Privileged and Confidential
Prepared at the Request of Counsel

Analysis of Other Significant Sol Shareholders

Possible for Hortus to obtain >90% of Sol shares without Columbia Capital

	Voting (Current) Shares (000s)	Voting (Current) (%)	Voting (post-Conv) Shares (000s)	Voting (post-Conv) (%)	Non-Voting Shares (000s)	Total Shares (000s)	Total Shares (%)	Equity Value ($mm) Current [2]	Equity Value ($mm) $3.50	Equity Value ($mm) $4.00	Equity Value ($mm) $4.50	Equity Value ($mm) $5.00
Total Hortus Control (with Warrants)[1]	**54,280**	***69.9%***	**71,552**	***75.4%***		**92,133**	***67.0%***	**$294.8**	**$322.5**	**$368.5**	**$414.6**	**$460.7**
BCE	-	-	-	-	22,105	22,105	16.1%	70.7	77.4	88.4	99.5	110.5
Solus	4,750	*6.1%*	4,750	*5.0%*	-	4,750	*3.5%*	15.2	16.6	19.0	21.4	23.8
Bay Harbour	3,055	*3.9%*	3,055	*3.2%*	-	3,055	*2.2%*	9.8	10.7	12.2	13.7	15.3
Och Ziff	2,228	*2.9%*	2,228	*2.3%*	-	2,228	*1.6%*	7.1	7.8	8.9	10.0	11.1
Cumulative Public Potentially Friendly Shareholders	**10,032**	***12.9%***	**10,032**	***10.6%***		**32,138**	***23.4%***	**102.8**	**112.5**	**128.6**	**144.6**	**160.7**
Total Hortus and Potential Partners	**64,312**	***82.9%***	**81,585**	***86.0%***		**124,271**	***90.3%***	**$397.7**	**$434.9**	**$497.1**	**$559.2**	**$621.4**
Columbia Capital	5,553	*7.2%*	5,553	*5.9%*	-	5,553	*4.0%*	17.8	19.4	22.2	25.0	27.8
Alexander Good	936	*1.2%*	936	*1.0%*	-	936	*0.7%*	3.0	3.3	3.7	4.2	4.7
George Hayward	625	*0.8%*	625	*0.7%*	-	625	*0.5%*	2.0	2.2	2.5	2.8	3.1
Millenium	350	*0.5%*	350	*0.4%*	-	350	*0.3%*	1.1	1.2	1.4	1.6	1.8
Scott Macleod	557	*0.7%*	557	*0.6%*	-	557	*0.4%*	1.8	1.9	2.2	2.5	2.8
Tudor	320	*0.4%*	320	*0.3%*	-	320	*0.2%*	1.0	1.1	1.3	1.4	1.6
Other Shareholders	4,963	*6.4%*	4,963	*5.2%*	-	4,963	*3.6%*	15.9	17.4	19.9	22.3	24.8
Total Non Hortus Ownership	**23,335**	***30.1%***	**23,335**	***24.6%***	**22,105**	**45,441**	***33.0%***	**$145.4**	**$159.0**	**$181.8**	**$204.5**	**$227.2**
Total Shares Outstanding	**77,615**		**94,888**			**137,574**	***100.0%***	**440.2**	**481.5**	**550.3**	**619.1**	**687.9**

Source: Sol management presentation, Proxy filing

Notes:

1 Inclusive of Sol shares held by Hortus directly and in Escrow

2 Based on Sol share price of $3.20 at closing on 08-28-2009

Funding requirement in the range of $160-227mm at a potential purchase price of $3.50-5.00

UBS Investment Bank

7

UBS Investment Bank

DRAFT Privileged and Confidential Prepared at the Request of Counsel 8 Sol Take-Private Alternatives – Considerations Negotiate Merger with Special Committee “Pure Resources” Public Tender Offer Privately Negotiated Purchase of Stock Directly from Sol shareholders Description ? Offer to shareholders via negotiation with Special Committee ? Potentially contingent upon Ignis transaction ? May include negotiation of Hortus debt/equity swap ? Tender offer directly to Sol shareholders ? Squeeze-out minority shareholders after 90% of voting shares are acquired ? Privately negotiated purchase of Sol shares from major shareholders in order to achieve 90% voting share ownership ? Squeeze-out minority shareholders after 90% of voting shares are acquired Considerations ? Transaction subject to “Entire Fairness” standard on price and process ? Special Committee empowered to negotiate independently with power to say “no” ? Could be structured as (i) merger or (ii) first-step tender offer followed by back-end short or long form merger – if “majority of the minority” shareholder vote required, will increase time to close ? Lower hurdle for transaction certainty – vote guaranteed if no “majority of the minority” provision required – 87.7% vote if “majority of the minority” provision required ? Potential to have advance discussions with major shareholders to get voting agreement prior to announcement of transaction ? If unsuccessful, could follow with a tender offer directly to shareholders ? Appraisal rights available to shareholders who do not participate in offer ? Any debt/equity swap agreement will likely include negotiation/agreement on subsequent minority squeeze-out ? Negotiation could take place pre or post launch ? Potentially a reasonably finite timetable, subject to FCC ? Tender offer must meet certain criteria: – offer for all shares, non-waivable “majority of the minority”, obligatory short-form merger on same terms if 90%+ tendered ? Does not necessitate negotiation with Special Committee ? No shareholder vote ? “Majority of the minority” provision may induce mischief (e.g., accumulation of a blocking position to attempt to extract a higher offer) ? Potential to have advance discussions with major shareholders to get voting agreement prior to launch of tender ? Most favorable structure from perspective of Delaware standard of review if transaction is challenged ? Appraisal rights available to shareholders who do not participate in offer ? Potential to negotiate privately prior to achieving 90% voting stake ? Remaining minority shareholders entitled to appraisal rights (only right available) ? Limited precedent ? Avoids negotiation with Special Committee ? No shareholder vote ? Limits the risk of “majority of the minority” induced mischief

Approaching select large shareholders in advance may make sense in any alternative

UBS Investment Bank

DRAFT Privileged and Confidential Prepared at the Request of Counsel 9 This presentation has been prepared by UBS Securities LLC (“UBS”) for the exclusive use of the party to whom UBS delivers this presentation (together with its subsidiaries and affiliates, the “Client”) using information provided by the Client and other publicly available information. UBS has not independently verified the information contained herein, nor does UBS make any representation or warranty, either express or implied, as to the accuracy, completeness or reliability of the information contained in this presentation. Any estimates or projections as to events that may occur in the future (including projections of revenue, expense, net income and stock performance) are based upon the best judgment of UBS from the information provided by the Client and other publicly available information as of the date of this presentation. There is no guarantee that any of these estimates or projections will be achieved. Actual results will vary from the projections and such variations may be material. Nothing contained herein is, or shall be relied upon as, a promise or representation as to the past or future. UBS expressly disclaims any and all liability relating or resulting from the use of this presentation.

This presentation has been prepared solely for informational purposes and is not to be construed as a solicitation or an offer to buy or sell any securities or related financial instruments. The Client should not construe the contents of this presentation as legal, tax, accounting or investment advice or a recommendation. The Client should consult its own counsel, tax and financial advisors as to legal and related matters concerning any transaction described herein. This presentation does not purport to be all-inclusive or to contain all of the information that the Client may require. No investment, divestment or other financial decisions or actions should be based solely on the information in this presentation.

This presentation has been prepared on a confidential basis solely for the use and benefit of the Client; provided that the Client and any of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to the Client relating to such tax treatment and tax structure. Distribution of this presentation to any person other than the Client and those persons retained to advise the Client, who agree to maintain the confidentiality of this material and be bound by the limitations outlined herein, is unauthorized. This material must not be copied, reproduced, distributed or passed to others at any time without the prior written consent of UBS.

UBS Investment Bank

DRAFT Privileged and Confidential Prepared at the Request of Counsel 10 Contact Information

UBS Securities LLC

299 Park Avenue New York NY 10171 Tel. +1-212-821 3000

www.ubs.com

UBS Investment Bank is a business division of UBS AG UBS Securities LLC is a subsidiary of UBS AG